EXHIBIT 99.1
Island Breeze International, Inc. Enters Into Joint Venture and Investment Agreement

BELLMAWR, NJ--(April 22, 2010) - Island Breeze International, Inc. (OTCBB: IBII), an entertainment cruise development company, announced that it has entered into a joint venture and investment agreement with a private investment group.

Under the terms of the joint venture and investment agreement, Island Breeze International will form a new subsidiary for the purpose of acquiring an existing overnight cruise vessel to operate in East Asia.  Further, the investor has committed to make a $600,000 equity investment in the Company and lend up to an additional $14,400,000 million to a subsidiary which IBII will organize to facilitate the vessel acquisition and subsequent operations.

Commenting on the joint venture and investment agreement, Bradley T. Prader, the President and CEO of Island Breeze International, stated, "We are pleased to announce the formation of this new joint venture and the related financing.  This joint venture will provide the company with the additional financial resources in order to implement its strategy. This agreement is a major milestone towards our goal of establishing the Company’s initial operations in East Asia.”

The Company also announced that it has entered into a definitive agreement, subject to certain contingencies, to sell the mv Casino Royale, one of two vessels it currently owns.  Concerning the sale of this vessel, Bradley T. Prader further commented, “Not only will the sale of the Casino Royale greatly reduce our overall overhead costs, but it also is a major step in implementing our plan of investing in overnight cruise assets that are better suited to operate in the East Asian market as a result of longer anticipated cruise durations.”

For more specific information please refer to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2010.

ABOUT ISLAND BREEZE INTERNATIONAL, INC.
Island Breeze International, Inc. (OTCBB: IBII) is focused on developing and operating entertainment cruise projects. Island Breeze International is currently evaluating port locations in East Asia for the establishment of its initial operations.  Island Breeze International's corporate website is www.IslandBreezeInternational.com.

FORWARD LOOKING STATEMENTS
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Island Breeze International, Inc.
Bradley T. Prader
President & CEO
or
Steven G. Weismann
CFO
Phone: +1-856-931-1505
Email: info@IslandBreezeInternational.com